Exhibit 99.1

AÉROPOSTALE REPORTS APRIL SALES RESULTS;
SAME STORE SALES DECREASE 5%; MARCH AND APRIL COMBINED SAME STORE SALES INCREASE 8%; RAISES FIRST QUARTER OUTLOOK

New York, New York – May 6, 2010 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended May 1, 2010 were $137.2 million compared to $137.7 million for the four-week period ended May 2, 2009. The Company’s same store sales decreased 5% for the month, compared to a same store sales increase of 20% in the year ago period.

For the first quarter of fiscal 2010, total net sales have increased 14% to $463.6 million, from $408.0 million in the year-ago period. Same store sales for the first quarter increased 8%, compared to a same store sales increase of 11% last year.

The Company noted that its results for the month include a negative impact due to the Easter calendar shift. The Company also stated that its merchandise margins for the month increased significantly over last year, and inventories remain well controlled and on plan.

Based on the stronger than expected results for the month, the Company now expects first quarter earnings of approximately $0.46 per diluted share, compared to its previously issued guidance of $0.44 per share.  The revised guidance represents an increase of approximately 48% versus earnings of $0.31 per share last year.

To hear the Aéropostale prerecorded April sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com. The Company currently operates 897 Aeropostale stores in 49 states and Puerto Rico, 44 Aeropostale stores in Canada and 21 P.S. from Aeropostale stores in 8 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS